ALLIANCEBERNSTEIN 2025 DEFERRED CASH COMPENSATION PROGRAM

This AllianceBernstein 2025 Deferred Cash Compensation Program (the “Program”), under the AllianceBernstein 2025 Incentive Compensation Award Program (the “ICAP”), has been adopted by the Compensation and Workplace Practices Committee (the “Committee”) of the Board of Directors (the “Board”) of AllianceBernstein Corporation, the general partner of AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”). Any cash awards granted under this Program shall be governed solely by this Program document, the ICAP and the terms of any related award agreement.
The purpose of the Program is to enhance the ability of the Company to attract, motivate, and retain certain of the Company’s key employees and to strengthen their commitment to the Company by providing additional incentive compensation awards payable under, and subject to the terms and conditions of, the Program. The Program is a “bonus program” as defined in ERISA and the regulations issued thereunder. Accordingly, the Program is not covered by ERISA.

ARTICLE 1
Definitions
Section 1.01Definitions. Whenever used in the Program, each of the following terms shall have the meaning for that term set forth below:
(a)“Account”: a separate bookkeeping account established for each Participant for each Award, with such Award, as described in Article 2, credited to the Account maintained for such Award.
(b)“Award”: any award granted subject to the Program.
(c)“Award Agreement”: an agreement between a Participant and a Company setting forth the terms of an Award.
(d)“Beneficiary”: one or more Persons, trusts, estates or other entities, designated in accordance with Section 5.04(a), that are entitled to receive, in the event of a Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Program.
(e)“Beneficiary Designation Form”: the form established from time to time by the Committee that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.
(f)“Board”: the Board of Directors of the general partner of AB Holding and AB.
(g)“Cause”: shall have the meaning assigned to it in the Award Agreement. To the extent that the term “Cause” is not defined in the Award Agreement, all references to the term “Cause” herein shall be inapplicable.
(h)“Code”: the Internal Revenue Code of 1986, as amended from time to time.
(i)“Committee”: the Compensation and Workplace Practices Committee of the Board or one or more other committees of the Board designated by the Board to administer the Program; or if no such committee exists or is designated, the Board.
(j)“Company”: AB Holding, AB and any corporation or other entity of which AB Holding or AB currently has sufficient voting power to elect at least a majority of its board of directors or other governing body, as the case may be, or (ii) otherwise has the power to direct or cause the direction of its management and policies.
(k) “Disability”: shall have the meaning assigned to it in the Award Agreement. To the extent that the term “Disability” is not defined in the Award Agreement, all references to the term “Disability” herein shall be inapplicable.
(l)“Effective Date”: the date Awards are approved by the Committee.
(m)“Eligible Employee”: an active employee of a Company who the Committee determines to be eligible for an Award.
(n)“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.
(o)    “Participant”: any Eligible Employee of any Company who has been designated by the Committee to receive an Award for any calendar year and who thereafter remains employed by a Company.
(p)    “Person”: any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
(q)    “Program”: the AllianceBernstein 2025 Deferred Cash Compensation Program.
(r)    “Termination of Employment”: the Participant is no longer performing services as an employee of any Company, other than pursuant to a severance or special termination arrangement, and has had a “separation from service” within the meaning of Section 409A of the Code.
ARTICLE 2
Participation
Section 2.01Eligibility. The Committee, in its sole discretion, will designate those Eligible Employees who will receive Awards with respect to a calendar year. In making such designation, the Committee may consider any criteria that it deems relevant, which may include an Eligible Employee’s position with a Company and the manner in which the Eligible Employee is expected to contribute to the future growth and success of the Company. The Committee may vary the amount of Awards to a particular Participant from year to year and may determine that a Participant who received an Award for a particular year is not eligible to receive any Award with respect to any subsequent year. An Eligible Employee who is a member of the Committee during a particular year shall be eligible to receive an Award for that year only if the Award is approved by the majority of the other members of the Committee.
Section 2.02Grant of Awards. The amount of cash constituting an Award will be determined by the Committee in its sole and absolute discretion in U.S. dollars and will be credited to the Participant’s Account as of such Effective Date. If the Participant is based outside the United States, such amount will be converted into the local currency of the Participant as of the Effective Date for such Award based on the exchange rates on such Effective Date; from and after such Effective Date, the Award shall be treated for all purposes as a grant in that currency. Awards vest in accordance with the terms set forth in the Award Agreement, and any such vested Award will be subject to the rules on distributions set forth below in Articles 4 and 5, respectively. As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year.

Section 2.03Interest, Earnings. All Awards will accrue interest monthly based on AB’s monthly weighted average cost of funds, except as otherwise specified in an Award Agreement. If the monthly weighted average cost of funds is applied, the return will be nominal. Any interest or earnings will be credited to the Participant’s Account balance annually, except as otherwise specified in an Award Agreement.

ARTICLE 3
Vesting and Forfeitures
Section 3.01    Vesting. Terms related to vesting of Awards are set forth in the Award Agreement.
Section 3.02    Forfeitures. Terms related to forfeiture of Awards are set forth in the Award Agreement.

ARTICLE 4
Distributions
Section 4.01General. No Award will be distributed unless such distribution is permitted under this Article 4. The distribution of the vested portion of an Award shall be made in cash in the local currency of the Participant. Any portion of an Award that is not vested will not be distributed hereunder.
Section 4.02Distributions.
(a)Unless otherwise provided in the Award Agreement, a Participant who has not incurred a Disability or a Termination of Employment will have the vested portion of his or her Award distributed to him or her within 70 days after such portion vests under the applicable vesting provisions set forth in the Award Agreement.
(b)Unless otherwise provided in the Award Agreement, a Participant who has had a Disability or a Termination of Employment will have the balance of any vested Award not distributed under Section 4.02(a) distributed to him or her as follows:
(i)In the event of a Participant’s Disability, a distribution will be made to the Participant within 70 days following the Participant’s Disability.
(ii)In the event of a Participant’s Termination of Employment due to the Participant’s death, a distribution will be made to the Participant’s Beneficiary within 70 days following the 180th day anniversary of the death.
(iii)In the event of a Participant’s Termination of Employment for any reason other than Disability or death, distributions due with respect to the Award, if any, shall be made in the same manner as prescribed in Section 4.02(a) above.
Section 4.03Documentation. Each Participant and Beneficiary shall provide the Committee with any documentation required by the Committee for purposes of administering the Program.

ARTICLE 5
Administration; Miscellaneous
Administration. To the extent a Participant is a U.S. taxpayer or receives U.S. source income, the Program is intended to constitute an unfunded, non-qualified incentive plan within the meaning of ERISA and shall be administered by the Committee as such. The purpose of the Program is to enhance the ability of the Company to attract, motivate, and retain certain of the Company’s key employees and to strengthen their commitment to the Company by providing additional incentive compensation awards payable under, and subject to the terms and conditions of, the Program. The Program is a “bonus program” as defined in ERISA and the regulations issued thereunder. Accordingly, the Program is not covered by ERISA. The right of any Participant or Beneficiary to receive distributions under the Program shall be as an unsecured claim against the general assets of AB. Notwithstanding the foregoing, AB, in its sole discretion, may establish a “rabbi trust” or separate custodial account to pay benefits hereunder. The Committee shall have the full power and authority to administer and interpret the Program and to take any and all actions in connection with the Program, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements. The Committee’s interpretation and construction of the Program shall be conclusive and binding on all Persons.
Section 5.01Authority to Vary Terms of Awards. The Committee shall have the authority to grant Awards other than as described herein, subject to such terms and conditions as the Committee shall determine in its discretion.
Section 5.02Amendment, Suspension and Termination of the Program. The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Program in whole or in part in any manner; provided that no such amendment, suspension or termination shall reduce the balance in any Account prior to such amendment, suspension or termination or impose additional conditions on the right to receive such balance, except as required by law.
Section 5.03General Provisions.
(a)To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more Persons, including a trust or the Participant’s estate, as the Beneficiary entitled to receive, in the event of the Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Program. A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i) no such Beneficiary designation is in effect at the time of a Participant’s death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant’s estate shall be the Participant’s Beneficiary.
(b)Neither the establishment of the Program nor the grant of any Award or any action of any Company, the Board or the Committee pursuant to the Program, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Program.
(c)An Award hereunder shall not be treated as compensation, whether upon such Award’s grant, vesting, payment or otherwise, for purposes of calculating or accruing a benefit under any other employee benefit plan except as specifically provided by such other employee benefit plan.
(d)Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a fiduciary relationship between any Company and any other Person.

(e)Neither the establishment of the Program nor the granting of an Award hereunder shall be held or construed to create any rights to any compensation, including salary, bonus or commissions, nor the right to any other Award or the levels thereof under the Program.
(f)No Award or right to receive any payment may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.
(g)If any provision of the Program shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included in the Program.
(h)Any notice to be given by the Committee under the Program to any party shall be in writing addressed to such party at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee. Any notice to be given by a party to the Committee under the Program shall be in writing addressed to the Committee at the address of AB.
(i)Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Program.
(j)To the extent not preempted by ERISA, the Program shall be governed and construed in accordance with the laws of the State of New York.
(k)There shall be withheld from each payment made pursuant to the Program any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law. A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any amount credited to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse AB for the amount of the tax not withheld promptly upon AB’s request therefore.

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